SALES AGREEMENT





                  THIS AGREEMENT is made by and between The Alger American Fund ("ALGER"), a Massachusetts business trust and American Skandia Life Assurance Corporation ("SKANDIA"), a life insurance company organized under the laws of the State of Connecticut.

                  WHEREAS, ALGER is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("'40 Act") as an open-end diversified investment management company; and

                  WHEREAS, ALGER is organized as a series fund, currently with five Portfolios: The Alger American Money Market Portfolio, the Alger American Income and Growth Portfolio, the Alger American Small Capitalization Portfolio, the Alger American Growth Portfolio and the Alger American Fixed Income Portfolio, and may establish others; and

                  WHEREAS, ALGER was organized as a funding vehicle for variable contracts offered by life insurance companies through separate accounts of such life insurance companies; and

                  WHEREAS, SKANDIA has established a separate account to offer variable contracts and may establish others, and is desirous of having ALGER serve as one of the funding vehicles for at least one such variable contract, and possibly others in the future.

                  NOW, THEREFORE, and in consideration of the mutual covenants herein contained, it is hereby agreed by and between ALGER and SKANDIA as follows:

     1. ALGER will make available to the designated separate accounts of SKANDIA shares of the selected portfolios for investment of purchase payments of variable contracts allocated to the designated separate accounts.

     2. ALGER will make the shares available to such separate accounts at net asset value.

     3. Orders shall be placed for such shares with ALGER's designated agent pursuant to procedures which are then in effect and which may be modified from time to time. ALGER will provide SKANDIA with documentation of all procedures now in effect and will undertake to inform SKANDIA of any modifications to such procedures.

     4. ALGER will provide SKANDIA camera ready copy of the current ALGER prospectus and any supplements thereto for printing by SKANDIA. ALGER will provide SKANDIA a copy of the statement of additional information for duplication. ALGER will provide SKANDIA copies of its proxy material suitable for printing. ALGER will provide SKANDIA annual and semi-annual reports and any supplements thereto, in camera-ready form.

     5. Any materials utilized by SKANDIA which describe ALGER, its shares, or service providers, including its adviser, shall be submitted to ALGER and be approved by it prior to use.

     6. (a) SKANDIA shall be solely responsible for its actions in connection with its use of ALGER and its shares and shall indemnify and hold harmless ALGER, Fred Alger Management, Inc., Fred Alger & Company, Incorporated, its officers, directors and trustees from any liability, including reasonable attorney's fees, arising from SKANDIA's use of ALGER or its shares. SKANDIA shall exonerate ALGER, Fred Alger Management, Inc., Fred Alger & Company, Incorporated, its officers, directors and trustees for any use by SKANDIA of ALGER or its shares.

     (b) ALGER shall be solely responsible for its actions in connection with its operations and shall indemnify and hold harmless SKANDIA, it's officers and directors from any liability, including reasonable attorneys' fees, for its negligent or wrongful acts or failures to act with respect thereto.

     7. SKANDIA agrees to inform the Board of Trustees of ALGER of the existence of or any potential for a material irreconcilable conflict of interest between the interests of owners of contracts using the separate accounts of SKANDIA which invest in ALGER and/or the interests of owners of contracts using any other separate account of any other insurance company which invests in ALGER.

                  Any material irreconcilable conflict may arise for a variety of reasons, including:

     (a) an action by any state insurance regulatory authority;

     (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

     (c) an administrative or judicial decision in any relevant proceeding;

     (d) the manner in which the investments of any portfolio are being managed;

     (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing ALGER; or

     (f) a decision by SKANDIA to disregard the voting instructions of contract owners.

                  SKANDIA will be responsible for assisting the Board of Trustees of ALGER in carrying out its responsibilities by providing the Board with all information reasonably necessary for the Board to consider any issue raised including information as to a decision by SKANDIA to disregard voting instructions of contract owners.

                  It is agreed that if it is determined by a majority of the members of the Board of Trustees of ALGER or a majority of its disinterested Trustees that a material irreconcilable conflict exists affecting SKANDIA, SKANDIA shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to;

     (a) withdrawing the assets allocable to some or all of the separate accounts of SKANDIA from ALGER or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of ALGER, or submitting to a vote of all affected contract owners the questions of whether (i) withdrawal of assets from ALGER or (ii) segregation of assets should be implemented and, as appropriate, withdrawing or segregating the assets of any particular group (i.e. annuity contract owners, life insurance contract owners or qualified contract owners) that votes in favor of such withdrawal or segregation, or offering to the affected contract owners\the option of making such a change;

     (b) establishing a new registered management investment company or managed separate account.

                  If a material irreconcilable conflict arises because of SKANDIA's decisions to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, SKANDIA may be required, at ALGER's election, to withdraw its separate account's investment in ALGER. No charge or penalty will be imposed against a separate account as a result of such a withdrawal. SKANDIA agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interest of contract owners.

                  For purposes hereof, a majority of the disinterested members of the Board of Trustees of ALGER shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event will ALGER be required to establish a new funding medium for any variable contracts. SKANDIA shall not be required by the terms hereof to establish a new funding medium for any variable contracts if an offer to do so has been declined by vote of a majority of affected contract owners.

                  ALGER will undertake to promptly make known to SKANDIA the Board of Trustees' determination of the existence of a material irreconcilable conflict and its implications.

     8. SKANDIA shall provide pass-through voting privileges to all variable contract owners so long as the Securities and Exchange Commission continues to interpret the `40 Act to require such pass-through voting privileges for variable contract owners. SKANDIA shall be responsible for assuring that each of its separate accounts participating in ALGER calculates voting privileges in a manner consistent with other life companies utilizing ALGER. It is a condition of the Agreement that SKANDIA will vote shares, for which it has not received voting instructions as well as shares attributable to it, in the same proportion as it votes shares for which it has received instructions.

     9. SKANDIA shall at least annually submit to ALGER's Board of Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the obligations imposed upon them by any order of the Securities and Exchange Commission exempting any of the parties to this Agreement from any of the provisions of the 1940 Act and the rules and regulations thereunder. Said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

     10. The Agreement shall terminate automatically in the event of its assignment.

     11. This Agreement may be terminated at any time on sixty (60) days' written notice to the other party hereto, without the payment of any penalty.

     12. This Agreement shall be subject to the provisions of the `40 Act and the rules and regulations thereunder, including any exemptive relief therefrom and the orders of the Securities and Exchange Commission setting forth such relief.

     13. It is understood by the parties that this Agreement is not to be deemed an exclusive arrangement.

                  Executed this 22nd  day of July       1988.



                                                 THE ALGER AMERICAN FUND

ATTEST: /s/                                       By: /s/ George J. Boggio
                                                  Treasurer - Secretary

                                                 AMERICAN SKANDIA LIFE ASSURANCE
                                                  CORPORATION



ATTEST: /s/                                      By:  Robert B. Goode, President